Exhibit 3.5

CLAROS MORTGAGE TRUST, INC.

ARTICLES OF AMENDMENT

Claros Mortgage Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting therefore in its entirety ARTICLE VIII and inserting in lieu thereof the following:

ARTICLE VIII

TERM

The term of the Corporation shall commence upon August 25, 2015 (the “Acceptance Date”) and shall terminate on the date which is the ninth (9th) anniversary of the Acceptance Date; provided, however, upon the consummation of an IPO, the term of the Corporation shall be perpetual. Prior to the consummation by the Corporation of an IPO, so long as Claros LP directly or indirectly maintains an ownership interest in the Corporation, the consent of Claros LP shall be required to amend this Article VIII.

SECOND: The amendment to the Charter as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 9th day of October, 2018.

ATTEST:		CLAROS MORTGAGE TRUST, INC.

By:	/s/ J. Michael McGillis	By:	/s/ Peter J. Sotoloff	(SEAL)
	Name: J. Michael McGillis		Name: Peter J. Sotoloff
	Title: Secretary		Title: President